                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event) February 4, 2000





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

 Item 5.  Other Events.


 Below is a summary of the significant transactions, earnings, growth and credit quality of Associates Corporation of North America ("the Company") for the year ended December 31, 1999.

 Significant 1999 Transactions
 -----------------------------
 Contribution of Associates World Capital Corporation

      On December 31, 1999, Associates First Capital Corporation ("First Capital"), the Company's parent, contributed its wholly-owned subsidiary, Associates World Capital Corporation ("AWCC"), to the Company. The net assets of AWCC were approximately $300 million on the date of the contribution. AWCC, through its principal operating subsidiary Associates First Capital B.V., issues unsecured debt which is used to fund First Capital's international consumer and commercial finance operations.

      The consolidated financial statements of the Company have been restated to reflect the results of this contribution in a manner similar to a pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Upon consummation of the contribution, the restated financial statements became the historical consolidated financial statements of the Company. Accordingly, all the financial information presented in this filing has been restated to reflect the AWCC contribution.

 Avco Acquisition

      On January 6, 1999, the Company's parent, Associates First Capital Corporation ("First Capital"), purchased the assets and assumed the liabilities of Avco Financial Services, Inc. ("Avco"). During the first quarter of 1999, First Capital transferred substantially all of Avco's domestic and Puerto Rico consumer finance operations to the Company, which included approximately $4 billion in finance receivables. Avco's domestic and Puerto Rico consumer finance product offerings include home equity lending, real estate, sales finance and consumer loans. In March of 1999, the Company sold 128 Avco domestic consumer finance branches to a unit of Citigroup, Inc., for approximately $640 million.

 Private-Label Credit Card Receivable Sales

      During 1999, the Company sold to First Capital, at book value, approximately $1.7 billion of the Company's participation interest in First Capital's private label credit card receivables (the "Private Label Sale"). These receivables were subsequently securitized and sold by First Capital.

 Home Equity Lending Receivable Portfolio Securitization and Sale

      During the fourth quarter of 1999, the Company securitized and sold a $2.4 billion home equity lending receivable portfolio and retained an approximate $460 million interest in the related securitization master trust. Also during the fourth quarter of 1999, the Company sold an $80 million home equity lending portfolio. A net gain of approximately $30 million was recorded on these transactions.

 Earnings

      Associates Corporation of North America (the "Company") recorded net earnings for the year ended December 31, 1999 of $1.1 billion, compared with $974 million in 1998. Earnings before provision for income taxes were $1.7 billion in 1999 compared with $1.5 billion in 1998.

 Growth in Finance Receivables

      Net finance receivables increased to $49.8 billion at December 31, 1999 from $46.0 billion at December 31, 1998. The Avco acquisition mentioned above was the primary cause for the increase.

 Credit Quality

      The allowance for losses to net finance receivables ("Allowance Ratio")was 2.83% at December 31, 1999 a decrease from 3.00% at December 31, 1998. Similarly, the Company's composite ratio of allowance for losses to trailing net credit losses declined to 1.61x for the year ended December 31, 1999 from 1.76x for 1998. Net credit losses as a percentage of average net receivables also declined in 1999, from 1.94% for the year ended December 31, 1998 to 1.83% for the year ended December 31, 1999. These declines were primarily due to a shift in product mix toward more secured receivables
 during 1999.   The shift in mix was primarily caused by the Private Label
 Sale described above. The mix of average secured receivables increased in 1999 to 83% from 78% in 1998. Secured receivables generally have lower
 losses than unsecured receivables.   Accordingly, the Allowance Ratio
 decreased in 1999 as the mix of secured receivables increased. Management believes the allowance for losses at December 31, 1999 is sufficient to provide adequate protection against losses in its portfolios.
Certain unaudited financial information for the years ended or at December 31, 1999 and 1998 for Associates Corporation of North America is as follows (dollar amounts in millions):

                                         Year Ended or at
                                            December 31
                                        1999(1)     1998(1)    %Change
                                        ------------------------------

 TOTAL REVENUE                      $ 7,528.8     $ 7,156.8       5%

 EARNINGS BEFORE PROVISION FOR
  INCOME TAXES                        1,720.4       1,537.2      12

 NET EARNINGS                         1,104.5         974.2      13

 NET FINANCE RECEIVABLES             49,766.7      46,038.5       8

 TOTAL ASSETS                        60,180.1      59,699.6       1

 TOTAL DEBT                          49,501.9      51,033.4      (3)

 STOCKHOLDERS' EQUITY                 9,279.3       6,815.1      36


 60+DAYS CONTRACTUAL
  DELINQUENCY                            2.86%         2.41%

 NET CREDIT LOSSES (as a % of average
  net finance receivables)               1.83%         1.94%

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                            $1,408.4      $1,378.9       2

   Percent of net finance
    receivables                          2.83%         3.00%

   Multiple to net losses (2)            1.61x         1.76x


 (1) As described previously, all of the financial information presented has been restated to reflect the December 31, 1999 AWCC contribution.

 (2) The multiple to net losses is calculated as a ratio of the allowance for losses to related annualized or trailing net credit losses on receivables owned at the end of the period.

                            SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                ASSOCIATES CORPORATION OF NORTH AMERICA



                           By: /s/ John F. Stillo
                               Executive Vice President and Comptroller

 Date: February 4, 2000